Exhibit 99.1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet - QUICK *** EASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail
LEVEL ONE
BANCORP, INC.
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on February 28, 2022.
INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
PLEASE DO NOT RETURN THE PROXY CARD
IF YOU ARE VOTING ELECTRONICALLY.
A FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED A
PROXY
The board of directors recommend you vote “FOR” proposal #1.
The board of directors recommends you vote “FOR” proposal #2.
Please mark your votes like this
X
1. To approve the Agreement and Plan of Merger, dated as of November 4, 2021, between First Merchants Corporation and Level One Bancorp, Inc. (the “Merger Proposal”).
FOR
AGAINST
ABSTAIN
2. To approve one (1) or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.
FOR
AGAINST
ABSTAIN
If this proxy is signed and dated but no direction is given, the proxy will be voted “FOR” proposal #1 and “FOR” proposal #2. This proxy is solicited on behalf of the board of directors.
Mark here if you plan to attend the meeting.☐
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s).
CONTROL NUMBER
SignatureSignature, if held jointly Date, 2022.
When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one trustee, all should sign. All joint owners must sign.
FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
LEVEL ONE BANCORP, INC.
The undersigned hereby appoints Patrick J. Fehring and David C. Walker, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the Special Meeting of the Shareholders of Level One Bancorp, Inc., to be held at 32991 Hamilton Court, Farmington Hills, MI 48334, on the 1st day of March, 2022, at 9:00 a.m. local time, or any adjournment thereof.*
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.
*Please note that due to the public health impact of the COVID-19 pandemic, attendees at the special meeting will be required to wear protective face coverings and adhere to social distancing guidelines at all times and may be subject to health screening procedures, including a temperature check, upon entering the building. Seating may be limited to comply with applicable directives and guidelines from the state of Michigan and the Centers for Disease Control and Prevention.
(Continued, and to be marked, dated and signed, on the other side)